NEWS RELEASE

Coeur Reports First Quarter Production Results

Chicago, Illinois - April 6, 2015 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced preliminary first quarter production of 3.8 million ounces of silver and 69,734 ounces of gold, or 8.0 million silver equivalent ounces.
Quarterly Production Results1
1Q 2015 Operational Results1

First quarter operational highlights for each of the Company's mines are provided below.

Palmarejo, Mexico	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014
Underground Operations:
Tons mined	149,150	187,729	169,656	177,359	209,854
Average silver grade (oz/t)	4.34	4.49	4.92	6.15	5.95
Average gold grade (oz/t)	0.07	0.06	0.10	0.11	0.11
Surface Operations:
Tons mined	281,481	320,802	343,001	320,583	358,222
Average silver grade (oz/t)	3.79	2.90	3.09	3.72	3.50
Average gold grade (oz/t)	0.04	0.03	0.03	0.03	0.03
Processing:
Total tons milled	451,918	510,813	518,212	534,718	571,345
Average recovery rate – Ag	78.7%	80.2%	82.7%	75.6%	73.3%
Average recovery rate – Au	73.9%	78.7%	86.9%	78.9%	78.0%
Silver production ounces (000's)	1,354	1,444	1,533	1,761	1,820
Gold production ounces	15,495	15,237	22,514	23,706	25,216
Silver-equivalent production ounces (000's)	2,284	2,358	2,884	3,183	3,333

1. Silver and gold equivalence calculated using a 60:1 silver to gold ratio.

•
Production at Palmarejo continues to transition to underground mining at the Guadalupe mine and - beginning in 2016 - the Independencia mine while mining activities in the historic zones are gradually reduced. Open-pit operations are expected to end in the second quarter of 2015 and underground mining at the legacy zones is expected to end by January 2016.

•	Underground mining from Guadalupe continues to accelerate and is on track to reach 1,500 tons per day in the third quarter.

•	Development continues on the 1,000 meter decline to the high-grade Independencia deposit, which combines Paramount Gold and Silver Corp.'s Don Ese deposit with Coeur's Independencia structure.

•	Closing of the previously announced acquisition of Paramount Gold and Silver Corp. is expected to occur on April 17, 2015.

•
The oxide ore bypass in the process plant is expected to be fully implemented during the second quarter and lead to higher recovery rates. Recovery rates for both silver and gold were slightly lower during the first quarter due to a higher proportion of oxide ore from open pit mining.

Rochester, Nevada	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014
Tons placed	4,013,879	3,876,944	3,892,421	3,329,582	3,640,861
Average silver grade (oz/t)	0.74	0.60	0.51	0.58	0.59
Average gold grade (oz/t)	0.004	0.004	0.005	0.003	0.003
Silver production ounces (000's)	1,144	1,170	1,156	1,112	750
Gold production ounces	13,721	15,764	11,702	9,230	8,192
Silver-equivalent production ounces (000's)	1,967	2,116	1,858	1,666	1,242

•
Silver equivalent production decreased 7% compared to the fourth quarter at Rochester but remains significantly higher than the first three quarters of 2014. The average silver grade increased 23% compared to the fourth quarter.

•	Silver equivalent production is expected to increase by 15% - 30% in 2015 compared to 2014.

Kensington, Alaska	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014
Tons milled	147,969	167,417	145,097	163,749	159,697
Average gold grade (oz/t)	0.24	0.21	0.23	0.18	0.17
Average recovery rate	94.8%	94.2%	93.0%	94.5%	94.5%
Gold production ounces	33,909	33,533	30,773	28,089	25,428

•	Higher head grades offset lower throughput at Kensington in the first quarter, generating strong production in line with fourth quarter performance.

•	Coeur anticipates releasing a new mine plan at Kensington in April 2015, which is expected to reflect higher-grade, higher-margin production over the life of the mine.

San Bartolomé, Bolivia	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014
Tons milled	406,951	454,136	471,938	437,975	385,375
Average silver grade (oz/t)	3.65	3.77	3.70	3.86	3.88
Average recovery rate	81.6%	88.0%	86.5%	87.5%	90.5%
Silver production ounces (000's)	1,213	1,506	1,509	1,481	1,355

•	First quarter production at San Bartolomé was affected by maintenance downtime and heavy rain, which resulted in processing a higher proportion of lower-grade stockpiled ore.

•	Full-year 2015 production, grade, and recovery rates are expected to be similar to 2014 levels.

Wharf, South Dakota	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014
Tons placed	415,996
Average gold equivalent grade (oz/t)	0.007
Gold equivalent production ounces	6,609

•	First quarter operating results at Wharf represent production since the acquisition closed on February 20, 2015.

Endeavor, Australia	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014
Silver production ounces (000's)	133	191	141	111	147

•	Silver production received from the Company's silver stream from the Endeavor mine in Australia decreased by 30% in the first quarter.
2015 Production Outlook
Coeur's 2015 total silver and gold production guidance is unchanged as shown below.

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent
Palmarejo	3,900 - 4,300	55,000 - 65,000	7,200 - 8,200
San Bartolomé	5,800 - 6,100	—	5,800 - 6,100
Rochester	4,700 - 5,000	55,000 - 65,000	8,000 - 8,900
Endeavor	400 - 600	—	400 - 600
Kensington	—	110,000 - 115,000	6,600 - 6,900
Wharf	—	74,000 - 78,000	4,440 - 4,680
Total	14,800 - 16,000	294,000 - 323,000	32,440 - 35,380

Financial Results and Conference Call
Coeur will report its full operational and financial results for the first quarter 2015 on May 4, 2015 after the New York Stock Exchange closes for trading. There will be a conference call on May 5, 2015 at 11:00 a.m. Eastern time.
Dial-In Numbers:     (888) 317-6016 (US)
(855) 669-9657 (Canada)
                                (412) 317-6016 (International)
Conference ID:        Coeur Mining, Inc.

The conference call and presentation will also be webcast on the Company’s website www.coeur.com.
Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Vice President of Exploration, Joe Phillips, Senior Vice President and Chief Development Officer, and other members of management.

A replay of the call will be available through May 19, 2015.
Replay numbers:      (877) 344-7529 (US)
(855) 669-9658 (Canada)
                            (412) 317-0088 (International)
Conference ID:        100 63 549
About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with five precious metals mines in the Americas employing approximately 2,100 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, and the Wharf gold mine in South Dakota. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, the Zaruma mine in Ecuador, and the Correnso mine in New Zealand. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada. The Company owns strategic investment positions in several silver and gold development companies with projects in North and South America.
Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, grades, margins, mine plans, recovery rates, open-pit and underground operations at Palmarejo, development efforts, the closing of the Paramount acquisition, and future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that the Paramount transaction will not be consummated on a timely basis or at all, the risk that the anticipated benefits of the Wharf and Paramount acquisitions are not realized, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
W. David Tyler, Coeur's Vice President, Technical Services and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.
For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819
Donna Mirandola, Director, Corporate Communications
(312) 489-5842

www.coeur.com